Exhibit-99.1

FOR IMMEDIATE RELEASE

WASHINGTONFIRST BANKSHARES, INC. ELECTS CHARLES ELLIOTT ANDREWS TO ITS BOARD OF DIRECTORS

Reston, VA., November 26, 2012 — WashingtonFirst Bankshares, Inc. (OTCBB: WFBI) the holding company of WashingtonFirst Bank, announced today the election of Charles Elliott (C.E.) Andrews to its board of directors on November 19, 2012. “We are very excited to have an outstanding individual join our board,” said President and CEO Shaza L. Andersen. “C.E. brings more than 38 years of successful leadership, including key management roles in the DC Metro area. He has an extensive financial background that will be a pivotal addition to the Board as we continue to expand our reach in the area,” said Andersen.

Mr. Andrews, 60, most recently served as President and Chief Operating Officer of RSM McGladrey Inc., a subsidiary of H&R Block, Inc. He also served in various positions at SLM Corporation (Sallie Mae) including President, Chief Financial Officer & Executive Vice President, and Executive Vice President of Accounting, Corporate Finance and Risk Management. Prior to joining Sallie Mae, Mr. Andrews was at Arthur Andersen for 28 years, including 18 years as a partner in the DC Metro area. He currently serves on the Board of Directors and member of the Audit Committee of NVR, Inc. and previously as Director of Six Flags, Inc. (including as Audit Committee Chair) and U-Store-It where he was also a member of the Audit Committee. Further, Mr. Andrews serves as Director of Junior Achievement and Inova Health Systems Foundation. Mr. Andrews, a Virginia Tech graduate, also serves as a member of the Advisory Board of Virginia Tech of the R.B. Pamplin College of Business at Virginia Tech.

Mr. Andrews was elected at the regular meeting of the board on November 19 and has been appointed to the Audit Committee. “The Board of Directors of WashingtonFirst is committed to our future as a community-oriented bank that provides competitive financial services to local businesses and consumers,” said Chairman of the Board Joseph S. Bracewell. “We are thrilled to have C.E. join our organization.”

About The Company

WashingtonFirst Bankshares, Inc. is the parent company of the WashingtonFirst Bank, a bank headquartered in Reston, VA with 10 offices in the greater Washington, DC metropolitan area and $596.1 million in total assets as of September 30, 2012.

For additional information or questions, please contact:

Shaza L. Andersen, President & Chief Executive Officer

11921 Freedom Drive, Suite #250

703.840.2410

Reston, VA 20190

www.wfbi.com